EXHIBIT 99

News Release:  Immediate           Contact:  Richard B. Elder (Media)
                                             (804) 343-4785
                                             Celeste Gunter (Financial)
                                             (804) 649-4307

               JAMES RIVER ANNOUNCES SPIN-OFF OF BUSINESS

          RICHMOND, VIRGINIA, March 29, 1995 -- James River Corporation announced today its Board of Directors has approved actions which will increase the focus on its North American and European Consumer Products Business. The Board has approved proceeding with a spin-off to shareholders of a large part of the company's Communications Papers Business, along with the specialty packaging papers operations which were formerly part of this business. The spin-off is planned to be tax-free to shareholders.

          The transaction is subject to the receipt of a tax ruling from the Internal Revenue Service, the completion of financing, and the final approval of the Board of Directors. A tax ruling request has been filed with the IRS and a registration statement for debt securities is expected to be filed with the Securities and Exchange Commission in April. The company expects that the spin-off will be effective by the end of the second quarter.

          The new company, which is expected to have sales of over $1 billion in 1995, will include papermaking operations with an annual capacity of approximately one million short tons. The new company will include coated groundwood papers serving the magazine, catalog and direct mail markets; uncoated free sheet for business and publishing uses; premium text, cover and writing papers for advertising and corporate communications; and packaging and specialty converting and packaging papers that are used for a variety of end uses. Ernie Leopold, currently Executive Vice President of the Communications Papers Business, will lead the new company.

          The assets of the new company will include mills located in St. Francisville, La.; Berlin, N.H.; Adams, Mass.; Newark, Del.; Richmond, Va.; St. Andrews, and Penicuik, Scotland; Ypsilanti, Parchment and Port Huron, Mich.; and Milford, N.J. The St. Francisville, La., and Berlin, N.H., mills include annual pulping capacity of nearly 600,000 short tons, or approximately three-quarters of the new company's fiber needs. Approximately 120,000 acres of managed forests supporting the Berlin and St. Francisville mills will also be included in the new company.

          James River will retain the business papers operations currently conducted at the company's mills in Clatskanie, Ore., and Camas, Wash., since these also represent key manufacturing sites which are important to the strategic plan for the Consumer Products Business.

          "The business that will be spun off has made excellent progress over the past year, and is now poised to stand alone as an outstanding new enterprise capable of delivering innovative products to customers," said Bob Williams, James River's Chairman, President and CEO. "In turn, both the new entity and the remaining James River businesses will be better able to focus on the markets and customers they serve. And, as an independent, publicly-held entity, the new company will enjoy the benefits of direct access to the capital markets to fund its long-term growth strategy. The spun-off company will have compensation programs to enable employees to participate in future success."

          Merrill Lynch & Co. has been retained as a financial advisor to assist the company in developing and evaluating the strategic alternatives for the Food and Consumer Packaging Business. The study is intended to define the best course of action for implementation during 1995 to benefit shareholders, employees and customers.

          These actions follow James River's announcement in September that it was studying a number of strategic options, the overall goals of which were to narrow the focus of the company, reduce debt, reduce cyclicality and maximize total shareholder value. Bob Williams concluded, "The Board has taken important steps in further focusing James River on its core North American and European Consumer Products Business. A stronger balance sheet will enable faster development of the company's personal care and tabletop businesses."

          James River Corporation, headquartered in Richmond, Va., is a manufacturer and marketer of consumer products, food and consumer packaging, and communications papers. These product lines include brands such as QUILTED NORTHERN bathroom tissue, BRAWNY paper towels, DIXIE paper cups and plates, EUREKA! recycled copy paper, WORD PRO copy papers, QUILT-RAP sandwich wrap and QWIK WAVE microwave packaging. In addition, the company produces a number of popular European brands for the towel and tissue market. James River has a current annual sales rate of $6.3 billion.